Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this February 9th, 2001, by and between Go Online Networks, Inc., a California Company (the "Company"), and Kerry Head ("Consultant").

WHEREAS, the Company desires to continue the consulting services of Consultant in the areas of Corporate Image Advertising, Business Development, and Business Strategy for the Company (the "Services") in connection the Company's business, namely, Engaged in the installation of internet kiosks in hotel lobbies or alternative centralized public access areas. (the "Business");

WHEREAS, in consideration for the Services, the Company shall issue its common stock that shall be registered S-8 stock upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Provision  of  Services

The Company acknowledges Consultant's provision of Services to date. Consultant agrees to provide Services in the future upon request of the Company during the period ending 8/9/01. Consultant shall be available to the Company for a minimum of ten hours per month during the 6 month period to provide advice on all issues, but not limited to, the items stated below:

Strategic planning for the Company including assistance with the refinement of the Company's business plan, advertising and public relations management to enhance the Company's image, potential merger and acquisition candidates, requirements necessary for lasting on the NASDAQ exchange, growth and expansion of Company's core business, and any other advice The Company may need regarding their publicly traded status, Consultant would undertake such services under the direction of Joe Naughton, Company CEO.

2.  Issuance  of  Stock

In consideration of Services rendered to date and to be rendered during the Term, the Company hereby issues to Consultant the Company's stock, in the manner and for the price stated below, 250,000 shares of the Company's common stock, such number of shares representing 25 % of the Company's issued and outstanding capital stock on the date hereof Furthermore, the Company grants Consultant option on 500,000 shares when the ask price hits .15; another 500,000 shares when the ask price hits .25; another 500,000

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when  the  ask  price hits .35. The shares will be issued to the Consultant once the Company has filed with the SEC a registration statement on Form S-8 covering such issuance, which the Company undertakes to do with reasonable expediency.

Consultant acknowledges that this issuance constitutes taxable compensation and that any tax liability related thereto shall be the responsibility of Consultant. In these regards, the Company will issue Consultant a Form 1099, with the value of the shares being determined based upon the closing price of the Company's stock on the date of issuance.

3.  Property

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

4.  Confidential  Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in Consultant's possession at the time of disclosure to Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Services; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use.

Using no less effort than the Consultant would use to maintain the confidentiality of his own confidential and proprietary information, the Consultant shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

5.  Severability



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In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6.  Independent  Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7.  No  Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8.  Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

/s/ Kerry Head
Kerry  Head


COMPANY:

By:  /s/ Joseph M. Naughton
Joe  Naughton,  CEO